UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

Form 8-K
______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 7, 2019

XBIOTECH INC.
(Exact Name of Registrant as Specified in Charter)

British Columbia Canada
(State of Incorporation)

001-37347
(Commission File Number)

N/A
(IRS Employer Identification No.)

5217 Winnebago Lane Austin, Texas	78744
(Address of Principal Executive Offices)	(Zip Code)

(512) 386-2900
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	XBIT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [ X ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On December 7, 2019, XBiotech Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Janssen Biotech, Inc. (“Janssen”), under which Janssen will acquire the Company’s True Human Antibody bermekimab to target interleukin-1 alpha (IL-1⍺). The Company will retain its True Human Antibody discovery program targeting IL-1⍺ to treat all non-dermatological diseases. Upon closing of the transactions contemplated by the Purchase Agreement (the “Closing”), Janssen will pay $750 million in cash to the Company, $75 million of which will be held in an escrow account for 18 months to satisfy any indemnity claims. In addition, Janssen will be obligated to pay the Company up to four milestone payments of $150 million each, or a maximum of $600 million if it receives specified commercial authorizations within a specified timeframe for a pharmaceutical product that contains bermekimab and is for a non-dermatological indication.

The Purchase Agreement includes customary representations and warranties from each party to the other party, along with customary mutual indemnification obligations. Closing is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. The Company and Janssen have agreed to certain non-competition and exclusivity covenants and rights of first negotiation following the closing.

The Company plans to use the proceeds from the closing cash payment under the Purchase Agreement to fund discovery and development of its next generation True Human anti-IL-1⍺ antibody program and to advance other antibody therapeutics in the Company’s pipeline. The Company will also have sufficient cash to support a significant capital transaction, such as a stock repurchase, subject to board review and approval.

IP Non-Assertion and License Agreement

At the Closing, the Company and Janssen will enter into an IP Non-Assertion and License Agreement (the “License Agreement”), pursuant to which the Company will grant Janssen a non-exclusive license to certain patents and intellectual property of the Company. Janssen has agreed not to assert certain claims from the patents to be acquired from the Company in the transaction against the Company in connection with the Company’s new antibodies targeting IL-1⍺ as described in the Purchase Agreement, to treat non-dermatological diseases.

Clinical Manufacturing Agreement

In addition, at the Closing, XBiotech USA, Inc., a subsidiary of the Company (“XBiotech USA), and Janssen Research & Development, LLC (“JRD”) will enter into a Clinical Manufacturing Agreement (the “Manufacturing Agreement”). Pursuant to the Manufacturing Agreement, XBiotech USA will agree to manufacture bermekimab for use by Janssen in clinical trials, in exchange for payments, paid in quarterly installments.

Transition Services Agreement

Finally, at the Closing, XBiotech USA and JRD will enter into a Transition Services Agreement (the “Services Agreement” and, together with the Purchase Agreement, the License Agreement and the Manufacturing Agreement, the “Agreements”). Pursuant to the Services Agreement, XBiotech USA will agree to continue operational management, on a fee-for-service basis, of certain ongoing clinical trials related to bermekimab.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the terms of the Purchase Agreement, the form of License Agreement, the form of Manufacturing Agreement and the form of Services Agreement.

Item 8.01. Other Events.

On December 7, 2019, the Company issued a press release announcing the entry into the Purchase Agreement with Janssen. A copy of the press release issued in connection with the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of XBiotech Inc., issued December 7, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XBIOTECH INC.

Date: December 9, 2019	By:	/s/ John Simard
Name: John Simard
Title: Chief Executive Officer and President